Exhibit 99.2
AMENDMENT NO. 1 TO
TESORO CORPORATION
2006 LONG-TERM INCENTIVE PLAN
     WHEREAS, the Board of Directors (the “Board”) of Tesoro Corporation has previously acted to adopt the Tesoro Corporation 2006 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, the Plan, as adopted, provides that the Compensation Committee of the Board (the “Committee”) may, at any time and from time to time, alter, amend or modify the Plan, subject to the provisions of Section 12.1 thereof;
     WHEREAS, the Committee wishes to amend the Plan solely to provide for the ratable vesting of Restricted Stock Awards, Deferred Stock Unit Awards, Performance Stock Awards and Performance Unit Awards over a minimum three-year period, unless otherwise provided by the Committee; and
     WHEREAS, in all other respects, the provisions of the Plan shall remain as originally adopted by the Board and approved by the shareholders of Tesoro Corporation at its Annual Meeting of Shareholders on May 3, 2006;
     NOW, THEREFORE, BE IT RESOLVED THAT the Committee does hereby amend the Plan as follows, with this Amendment No. 1 to be effective as of the Effective Date (as such term is defined therein) of the Plan:
     (1) Article 6 is hereby amended to renumber Section 6.3 as Section 6.4 and to add Section 6.3, to read as follows:
     “6.3 Award Vesting. Unless otherwise provided by the Committee, Restricted Stock Awards shall vest ratably over a minimum of three years.”
     (2) Article 7 is hereby amended to renumber Section 7.3 as Section 7.4 and to add Section 7.3, to read as follows:
     “7.3 Award Vesting. Unless otherwise provided by the Committee, Deferred Stock Unit Awards shall vest ratably over a minimum of three years.”
     (3) Article 8 is hereby amended to renumber Section 8.3 as Section 8.4 and to add Section 8.3, to read as follows:
     “8.3 Award Vesting. Unless otherwise provided by the Committee, Performance Stock Awards and Performance Unit Awards shall vest ratably over a minimum of three years.”
     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 1 to Tesoro Corporation 2006 Long-Term Incentive Plan, the Compensation Committee of the Board of Directors of Tesoro Corporation has caused these presents to be duly executed in its name and behalf by its Chairman, thereunto duly authorized this 1st day of August, 2006.

COMPENSATION COMMITTEE OF BOARD OF DIRECTORS OF TESORO CORPORATION
By:	/s/ A. Maurice Myers
A. Maurice Myers, Chairman